Exhibit 10.8

Execution Copy

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of November 18, 2004, between Mill Services Corporation, a Delaware corporation (“Company”) and I. Michael Coslov (“Executive”). Any capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in Section 4A hereof.

WHEREAS, Executive is currently employed as the Chairman and Chief Executive Officer of Tube City, LLC (“Tube City”), pursuant to the terms of an employment agreement dated as of September 11, 2003 (the “Current Agreement”);

WHEREAS, upon the closing of the transactions (the “Closing”) described in a Unit Purchase Agreement dated as of November      , 2004 (the “Unit Purchase Agreement”), all of the outstanding membership units of Tube City Holdings, LLC (“Tube City Holdings”), the parent of Tube City, will be acquired by the Company, currently a wholly-owned subsidiary of Wellspring Capital Partners III, L.P., a New York limited partnership (“Wellspring”); and

WHEREAS, upon the Closing, the Company desires that Executive serve as the Chairman and Chief Executive Officer of the Company, on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the Company and Executive hereby agree as follows:

Section 1. Grant of Stock Option. Upon the Closing, Executive will be granted an option to purchase shares of common stock of the Company representing no less than 1.5% of the total of the Company’s outstanding shares immediately following the Closing, on a fully diluted basis, including after taking into account shares reserved under the Company’s option plan (the “Option”). The terms and conditions of the Option, and certain other matters referred to therein, will be set forth in agreements based on the term sheet attached.

Section 2. Terms and Conditions of Employment Between the Company and Executive.

2A. Employment; Duties.

(a) The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Closing and ending as provided in Section 2C hereof (the “Employment Period”).

(b) During the Employment Period Executive shall serve as the Chief Executive Officer of the Company (which, as of the Closing will own all of the business and assets of International Mill Service, Inc. and Tube City Holdings) and shall have the normal duties, responsibilities, functions and authority of the Chief Executive Officer, subject to the power and authority of the Board. Executive shall be appointed to serve on the Board as its Chairman and member of the Executive Committee thereof (if established). Executive also may be appointed to serve, and agrees to serve, as an officer and/or director of one of more subsidiaries of the Company.

(c) During the Employment Period, Executive shall devote his full business time and attention to the business and affairs of the Company and its subsidiaries. Executive may continue his historic involvement in nonprofit activities and manage the direction of his personal and family investments in a manner consistent with past practice, and the Executive represents that such past practice did not prevent him from devoting his substantially full business time and attention to the affairs of the Company nor materially interfere with his ability to perform the duties of his employment. So long as Executive is employed by the Company, Executive shall not, without the prior written consent of the Board, accept other employment, or perform other services for compensation.

(d) The Company shall establish an annual bonus plan (the “Bonus Plan”) no later than 60 days after the Closing. The performance goals under the Bonus Plan with respect to each fiscal year shall be set in advance by the Board. The Board shall consult with the Executive with respect to the design of the Bonus Plan, the selection of eligible participants, the establishment of the performance goals, and the setting of the level of target bonuses for eligible participants.

2B. Base Salary and Benefits.

(a) During the Employment Period, the Company shall pay Executive an annual base salary of $950,000 (the “Base Salary”). The Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices (as in effect from time to time).

(b) In addition to the Base Salary, during the Employment Period, Executive will be eligible to earn an annual bonus under the Bonus Plan, payable in accordance with the Company’s customary practices, as determined by the Board in its sole discretion based upon the Company’s achievement of budgetary and other objectives set by the Board; provided that, in determining the amount of the annual bonus, if any, to be paid to Executive, the Board shall, in determining whether the Company has achieved the budgetary and other goals set by the Board, disregard any payments by the Company and its subsidiaries to Wellspring and affiliates.

(c) During the Employment Period, Executive shall be entitled to participate in all of the Company’s employee benefit programs for which senior executives of the Company and its subsidiaries are generally eligible. Without duplication of any employee benefits provided to all senior executives of the Company and its subsidiaries, Executive shall also be entitled to: (i) the premium cost of any life insurance policies purchased by Executive prior to the date hereof and as scheduled on Exhibit A, (ii) club dues for the six (6) clubs to which Executive belongs as of the date hereof as scheduled on Exhibit A, and (iii) the cost and expense of two (2) automobiles for use by Executive; provided that, each benefit provided to Executive pursuant to this subsection (c) shall (x) be on terms no less favorable to Executive than the terms of such benefits as were provided under the Current Agreement and (y) not be in excess of the annual cost of such benefit provided to Executive by Tube City prior to the date hereof, subject to reasonable annual increases to reflect increases in the cost of living.

(d) During the Employment Period, the Company shall (without duplication of any employee benefits provided to Executive pursuant to other provisions of this Agreement) reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. The Company shall, within 60 days of the Closing, put in place a travel and entertainment policy, after consultation with Executive.

(e) All amounts payable or otherwise provided to Executive pursuant to this Agreement shall be subject to all applicable withholding and deduction obligations.

2C. Term.

(a) The Employment Period shall begin on the Closing and end on the fifth anniversary of the Closing, and shall automatically be extended at each anniversary of the Closing on the same terms and conditions set forth herein, as modified from time to time by the parties hereto, for one additional year, unless the Company or Executive gives the other party written notice of election not to so extend the Employment Period at least 60 days prior to any such extension date; provided that (i) the Employment Period shall terminate prior to such date immediately upon the death or Disability of Executive, (ii) the Employment Period may be terminated by the Company at any time prior to such date with or without Cause and (iii) the Employment Period may be terminated by Executive at any time prior to such date.

(b) If the Employment Period is terminated (i) by the Company without Cause, or (ii) by Executive for Good Reason, Executive shall be entitled to receive the Base Salary through the date of termination plus the applicable Severance Payment. The “Severance Payment” shall be calculated as follows: in the event the Employment Period is terminated on or prior to the first anniversary of the Closing, the Severance Payment shall be an amount equal to three (3) times the Base Salary; in the event the Employment Period is terminated after the first anniversary of the Closing, the Severance Payment shall be an amount equal to two (2) times the Base Salary. The Severance Payment shall be payable in equal monthly installments over a period of years equal to the multiplier used to determine the Severance Payment (e.g., if the Severance Payment is equal to three (3) times the Base Salary, the Severance Payment shall be payable in equal monthly installments over three (3) years). In addition, during the period over which the Severance Payment is made, Executive shall be entitled to continued health coverage on the same basis that such coverage was provided to Executive prior to the termination of the Employment Period, provided that coverage shall end earlier if and when Executive becomes entitled to comparable coverage under another employer’s health plan. As a condition to the Company’s obligations to make the Severance Payments to Executive pursuant to this Section 2C(b), Executive must (a) continue to comply with the restrictive covenants contained in Section 3, and (b) execute and deliver a general release agreement in form and substance reasonably satisfactory to the Company, and the Company shall deliver a general release agreement in form and substance reasonably satisfactory to Executive.

(c) If the Employment Period is terminated for any reason other than (i) by the Company without Cause or (ii) by Executive for Good Reason, Executive shall be entitled to receive only the Base Salary through the date of termination.

(d) Except as otherwise provided herein, all of Executive’s rights to compensation and benefits (including bonus compensation) which accrue or become payable after the termination of the Employment Period shall cease upon such termination, other than reimbursement pursuant to Section 2B(d). Notwithstanding the foregoing, Executive’s continued rights with respect to outstanding awards, including the Option, under the Company’s equity compensation plans shall be determined in accordance with the terms of such plans and any related agreements, and Executive’s continued rights under the terms of any compensation or benefit plans (including the Company’s vacation policy, tax-qualified and nonqualified plans, Bonus Plan and welfare plans) shall be determined under the terms of such plans. The Company may offset any amounts due and payable by Executive to the Company or its subsidiaries against any amounts the Company owes Executive hereunder.

Section 3. Restrictive Covenants

3A. Confidential Information. Executive acknowledges that the information, observations and data obtained by him while providing services to the Company and its subsidiaries concerning the business or affairs of the Company, any of its subsidiaries (“Confidential Information”) are the property of the Company or such subsidiary. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for their own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters are or become generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company, any of its subsidiaries which he may then possess or have under his control.

3B. Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or any of its subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while providing services the Company, its subsidiaries (“Work Product”) belong to the Company or such subsidiary. Executive shall promptly disclose such Work Product to the Board and perform all actions requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, executing assignments, consents, powers of attorney and other instruments).

3C. Non-Compete; Non-Solicitation.

(a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of his employment with the Company he has and shall become familiar with the Company’s and its subsidiaries’ trade secrets and with other Confidential Information and that his services shall be of special, unique and extraordinary value to the Company and its subsidiaries. Therefore, Executive has agreed that during the Employment Period and continuing for the later of (i) 12 months after termination of the Employment Period and (ii) the period during which the Severance Payment, if any, is being paid pursuant to Section 2C(b) (the “Noncompete Period”), to not directly or indirectly own any interest in, manage, control, participate in, consult with, advise, render services for, or in any manner engage in the business of owning, operating, managing, any business that is competitive with the business which the Company or its subsidiaries conducts at the time the Employment Period is terminated. Nothing herein shall prohibit Executive from being a passive owner of (i) not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation, or (ii) any interest in an investment fund or similar vehicle with respect to which Executive has no direct or indirect authority or influence over the investments thereof.

(b) During the Employment Period and continuing for the later of (i) 24 months after termination of the Employment Period and (ii) the period during which the Severance Payment, if any, is being paid pursuant to Section 2C(b) (the “Nonsolicitation Period”), Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any of its subsidiaries to leave the employ of the Company or such subsidiary, (ii) hire any person who was an employee of the Company or any of its subsidiaries at any time during the 12-month period preceding such hiring; or (iii) induce or attempt to induce any material customer, supplier, licensee, licensor or other business relation of the Company, its subsidiaries to cease doing business with the Company or such subsidiary, other than in connection with ordinary course post-termination competitive activities undertaken as permitted in Section 3C(a). Notwithstanding the foregoing, Executive shall be permitted to solicit and hire members of his personal staff at the Company, and may engage in general public solicitations of new employees.

3D. Enforcement. If, at the time of enforcement of Sections 3 A, 3B, or 3C of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Executive’s services are unique and because he has access to Confidential information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement by Executive. Therefore, in the event a breach or threatened breach of this Agreement by Executive, the Company or its subsidiaries or their respective successors or assigns may, in addition to other rights and remedies existing in their favor apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof. In addition, in the event of a violation by Executive of Section 3C, the Noncompete Period and the Nonsolicitation Period shall be tolled, as applicable, until such breach or violation has been duly cured. Executive agrees that the restrictions contained in Section 3C are reasonable.

3E. Certain Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by him does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which he is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity that results in any conflict with this Agreement, (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms, (iv) Executive does not own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business other than the business of Tube City Holdings and its subsidiaries, except for owning interests in companies whose stock is publicly traded on an exchange or interests in an investment fund or similar vehicle with respect to which Executive has no direct or indirect authority or influence over the investments thereof, and (v) upon the Closing assuming payment of all amounts due under the Current Agreement, no amounts will be owing to Executive from the Company, Tube City or any of their predecessors, subsidiaries or affiliates in respect of Executive’s employment prior to the Closing, other than base salary accrued since the payroll date preceding the Closing, accrued and unpaid bonus for the preceding fiscal year, accrued benefits due under the written terms of any Tube City or Tube City Holdings benefit plan or the Current Agreement, expenses incurred and payable in accordance with past practice, payment in respect of the Executive’s equity interest in Tube City Holdings as provided in the Unit Purchase Agreement, or as contemplated by the term sheet attached hereto. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein. In no event shall Executive be entitled to any payments, damages or other recoveries on the termination of the Employment Period, other than as set forth in Section 2C of this Agreement.

3F. Other Businesses. Without limiting the generality of any other provision of this Agreement, but subject to Section 2A(c), during the Employment Period, Executive hereby agrees that he will not, except with the express written consent of the Board, become engaged in, or render services for, any business other than the businesses of the Company and any of its subsidiaries, affiliates or any corporation, partnership or other entity in which the Company or any of its subsidiaries or affiliates has an equity interest, or any business which Executive provides services to at the request of Wellspring.

3G. Survival. This Section 3 (other than Section 3F) shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

3H. Termination of Existing Employment Agreements. Subject to Section 4D(a), this Agreement embodies the complete agreement and understanding among the parties relating to the terms of Executive’s employment with the Company and/or any of its subsidiaries and affiliates and, effective as of the Closing, supersedes and preempts any prior understandings, agreements or representations by or among the parties and any direct or indirect subsidiary or affiliate of the Company, Tube City (or any predecessor of Tube City, any of their direct or indirect subsidiaries, or affiliates), written or oral, which may have related to the subject matter of this Agreement in any way, including, without limitation, the Current Agreement.

Section 4. Certain Definitions; Miscellaneous.

4A. Certain Definitions.

“Board” means the Board of Directors of the Company.

“Cause” means any of the following by Executive: (i) the Executive’s having been charged for the commission of a felony or a crime involving moral turpitude, or other criminal act or omission involving dishonesty or fraud, (ii) conduct that brings the Company or any of its subsidiaries or affiliates into public disgrace or disrepute and that demonstrably and adversely affects the Company’s business in any material economic way, (iii) an ongoing failure to perform duties as reasonably directed by the Board (which, if curable, is not cured within 30 days after notice thereof to Executive by the Board); or (iv) any material breach of this Agreement (which, if curable, is not cured within 30 days after notice thereof to Executive by the Board).

“Change in Control” means the first to occur of (i) the acquisition by any “Person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and I4(d)(2) of the Exchange Act) or group of Persons other than Wellspring or its affiliates of more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company, or (ii) any merger, consolidation, reorganization, recapitalization, tender or exchange offer or any other transaction with or effecting the Company as a result of which a Person other than the stockholders of the Company immediately prior to such transaction owns after such transaction more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in the election of the directors of the Company, (iii) the sale, lease, exchange, transfer or other disposition to any Person other than Wellspring or its affiliates of all or substantially all, of the assets of the Company and its consolidated subsidiaries; or (iv) the sale, exchange, transfer or other disposition by Wellspring to any Person, in one or more transactions, in excess of 50% of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company; provided, however, that a Change in Control shall not result by reason of an initial public offering of the Company’s common stock.

“Disability” means any physical or mental incapacitation which results in Executive’s inability to perform his duties and responsibilities hereunder, as determined by the Board in its good faith judgment, for a consecutive period of 90 days or for a period of 120 days in any 360 day period.

“Good Reason” means (x) the Company (i) failing to secure in writing the agreement of any successor entity to the Company to assume the Agreement, including a successor to all or substantially all of the assets of the Company, (ii) requiring Executive to report to work (subject to reasonable business travel) at a location that increases his commute from that in effect on the Closing by more than fifteen miles, (iii) committing any other material breach of this Agreement (including a material and adverse change in the Executive’s position, duties, responsibilities, functions and authority as contemplated by Section 2A(b)) which is not remedied by the Company (if capable of remedy) within thirty (30) days after receiving notice thereof from the Executive, (iv) electing not to extend the Employment Period on any extension date on substantially the same terms and conditions set forth herein, or (y) the occurrence of a Change in Control.

4B. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, sent by telecopy (with receipt confirmed) on a business day during regular business hours of the recipient (or, if not, on the next succeeding business day) or one business day after being sent by reputable overnight courier service (charges prepaid).

4C. Notices to Executive:

I Michael Coslov

327 Grays Lane

Haverford, PA 19041

with a copy to (which shall not constitute notice hereunder):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: James H. Schwab, Esq.

Telecopy No.: (212) 492-0174

Notices to the Company:

Mill Services Corporation

c/o Wellspring Capital Partners III, L.P.

Lever House

390 Park Avenue

New York, New York 10022-4608

Attn: Alex Carles

Telecopy No.: (212) 318-9810

With a copy to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Arm: David W. Pollak, Esq.

Telecopy No.: (212) 309-6001

4D. General Provisions.

(a) Conditions to Effectiveness. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not be effective until the Closing. In the event the closing of the transactions contemplated by the Unit Purchase Agreement have not then occurred, this Agreement shall terminate upon the termination of the Unit Purchase Agreement.

(b) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c) Counterparts. This Agreement may be executed in separate counterparts (including by means of telecopied signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive and the Company and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assignable without the prior written consent of the Company; provided further, that the Company may only assign this Agreement to a successor to all or substantially all of the assets of the Company.

(e) Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(f) Amendment and Waiver. The provisions of this Agreement may be amended and waived only in a writing signed by the Company (with the prior written approval of the Board) and Executive.

(g) No Strict Construction. Notwithstanding that this Agreement has bean drafted or prepared by one of the parties hereto, each of the parties hereto confirm that each party and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement of the parties. The language used in this Agreement shall be deemed to be the language chosen by the parties, and no rule of strict construction shall be applied against any party.

(h) Third-Party Beneficiaries. The parties hereto acknowledge and agree that prior to the initial public offering of securities of the Company (“IPO”) Wellspring is a third party beneficiary of this Agreement. This Agreement will inure to the benefit of and be enforceable by Wellspring and its successors and assigns prior to the IPO.

(i) Mitigation/Offset. Following the termination of his employment under Section 2C, Executive shall have no obligation or duty to seek subsequent employment or engagement as an employee (including self employment) or as a consultant or otherwise mitigate the Company’s obligations hereunder; nor shall the payments or benefits provided under Section 2C(b) be reduced by the compensation earned by Executive, as an employee or consultant from such subsequent employment or consultancy, except as provided therein.

*         *         *         *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the date first written above.

MILL SERVICES CORPORATION

By:	/s/ Carl M. Stanton
Its:

/s/ I MICHAEL COSLOV
I MICHAEL COSLOV

EXHIBIT A

The annual dues for 2004 are as follows:

Boca Rio	20,000 (plus 212.00 service charge per month)

Caves Valley	5,000

Tournament Players	8,128

Green Valley CC	8,830

Squires	8,000

Laurel Valley	2,250

The annual insurance policy premiums are as follows:

Insurance Company	Policy #	Face	Period	Premium
Equitable Life Insurance Company	153233438	$8,000,000	12/29/2003- 12/18/2004	$30,500.00
Equitable Life Insurance Company	153225872	$5,000,000	12/19/2003- 12/18/2004	$10,804.00